     FORM 4 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange
      Act of 1934, Section 17(a) of the Public Utility
     Holding Company Act of 1935 or Section 30(f) of the
               Investment Company Act of 1940


1.   Name and Address of Reporting Person

FORSAM VENTURE FUNDING, INC.
(Last)
(First)                                        (Middle)

2415 Midway Road, Ste. 121
(Street)

Carrollton                    TX                  75006
City)
(State)
(Zip)

2.   Issuer Name and Ticker or Trading Symbol

ALEXANDER MARK INVESTMENTS (USA), INC.               AMII

3.  IRS or Social Security
     Number of Reporting
     Person (Voluntary)

4.  Statement for
     Month/Year
      3/98

5.  If Amendment,
     Date of Original
     (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)

     _____Director       __x___10% Owner
     _____Officer (give  _____Other (specify
                              title              below)
                               below)


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 Table 1 - New-Derivative Securities Acquired, Disposed of,
                    or Beneficially Owned

1.  Title of Security  (Instr. 3)
Common Stock
Common Stock
2.   Transaction  Date (Month/Day/ Year)
     3/97
     3/97

3.   Transaction  Code  (Instr. 8)
     A
     D

4.  Securities Acquired (A)  or Disposed of (D)  (Instr. 3,4
and 5)

     7,515,539 A
     7,495,539 D
5.   Amount of Securities  Beneficially Owned at End of
  Month (Instr. 3 and 4)
     20,000

6.   Ownership  Form: Direct (D) or Indirect (I)  (Instr. 4)
     D

7.  Nature  of Indirect Beneficial Ownership   (Instr. 4)


 Table II - Derivative Securities Acquired, Disposed of, or
                     Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible
                         securities)


1.   Title of Derivative Security  (Instr. 3)


2.   Conversion or Exercise Price of Derivative Security


3.   Transaction Date (Month/ Day/ Year)


4.   Transaction Code  (Instr. 8)


5.   Number of Derivative Securities Acquired (A) or
  Disposed of (D)  (Instr. 3,4, and 5)

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6.   Date Exercisable and Expiration Date (Month/Day/Year)


7.   Title and Amount of Underlying Securities (Instr. 3 and
  4)
           Title                               Amount or
Number of Shares


8.   Price  of Derivative Security (Instr.5).


9.   Number of Derivative Securities Beneficially Owned at
  End  of  Month  (Instr. 4)


10.  Ownership Form of Derivative Security: Direct  (D) or
Indirect (I) (Instr. 4)


11.  Nature of Indirect Beneficial  Ownership  (Instr. 4)


Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of the Form, one of which must be manually signed.
    If space provided is insufficient, see Instruction 6 for procedure.


FORSAM VENTURE FUNDING, INC.
/s/ Daniel Wettreich, CEO                         4/9/98
** Signature of Reporting Person                  Date


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